The Target Portfolio Trust
For the annual period ended 10/31/09
File number 811-07064

					SUB-ITEM 77-0-1

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Target Portfolio Trust -Small
Capitalization Value Portfolio

1.   Name of Issuer:  Solarwinds, Inc.


2.   Date of Purchase:  May 19, 2009


3.   Number of Securities Purchased:


4.   Dollar Amount of Purchase:  $122,500


5.   Price Per Unit:  $12.50


6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:
Jeffries and Company Inc. New York, Goldman Sachs & Co.


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITERS
J.P. Morgan Securities, Inc.
Morgan Stanley & Company, Incorporated
Thomas Weisel Partners LLC
Ladenburg Thalmann & Co. Inc.